Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148414 on Form S-3 of our report dated March 28, 2012, relating to the financial statements and financial statement schedules of Behringer Harvard Multifamily REIT I, Inc. appearing in this Annual Report on Form 10-K of Behringer Harvard Multifamily REIT I, Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Dallas, Texas

March 28, 2012